Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

Texas Data Center Portfolio

(Tampa, FL) (August 20, 2012) Carter Validus Mission Critical REIT, Inc. announced today that it has acquired a portfolio of mission critical data center properties for an aggregate purchase price of $45,900,000. The Texas Data Center Portfolio includes two properties: the Atos Data Center located in Arlington, TX and the InterNAP Data Center located in Plano, TX. Both properties are 100% leased and are located in the technology corridor of the Dallas/Fort Worth area, the nation’s six largest data center market according to the Office of Economic Development.

The Atos Data Center serves as the current tenant’s primary data center facility in the United States. This tenant operates an international IT service company that delivers hi-tech transactional, consulting and technology services, system integration and managed services to a global client base.

The InterNAP Data Center was originally constructed in 1986 and was completely re-developed in 2011 into what we consider to be a fully functional, state-of-the-art data center. The tenant is a leading provider of high performance information technology (IT) infrastructure services.

“Given the properties’ desirable locations and long term leases with high-quality tenants, we believe that the Texas Data Center Portfolio is a great addition to our portfolio of mission critical real estate”, said John Carter, CEO of Carter Validus Mission Critical REIT, Inc.

Carter Validus Mission Critical REIT, Inc., which is qualified as a real estate investment trust, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.